Montana Tax-Free Fund		Last updated:	6/29/2009

Total Shares Outstanding on record date (5/11/09)		2,341,209.161
Shares needed to attain quorum (50% + 1)		1,170,605.581

PROPOSAL 1:

To approve the agreement and plan of reorganization providing for (i) the acquisition of all of the stated assets of the Montana Fund by the Viking Tax-Free Fund for Montana (the "Viking-Montana Fund") in exchange solely for shares of the Viking-Montana Fund and the assumption of all stated liabilities of the Montana Fund by the Viking-Montana Fund, (ii) the distribution of the shares received from the Viking-Montana Fund proportionately to the Montana Fund's shareholders, and (iii) the subsequent liquidation and dissolution of the Montana Fund.

Vote Tally:
	# of Shares "For"	# of Shares "Against"	# of Shares "Abstained"

Broadridge (Level 3 accounts)	564,689.000	35,512.000	19,784.000

Integrity (non-Level 3 accounts)	645,475.185	9,314.337	24,335.304
Total For/Against/Abstained	1,210,164.185	44,826.337	44,119.304
Total shares voted	1,299,109.826

Calculation of % Received:
	Shares	% of Total
For	1,210,164.185	93.15%
Against	44,826.337	3.45%
Abstain	44,119.304	3.40%
Total Shares Voted	1,299,109.826
Percentage of Shares Voted		55.49%
Additional shares needed for quorum		-128,504.245